FOR IMMEDIATE RELEASE          FOR FURTHER INFORMATION CONTACT:
                               DANIEL M. JUNIUS AT (978) 449-3416



NEW ENGLAND BUSINESS SERVICE, INC.
ANNOUNCES PENDING SALE OF ADVANTAGE PAYROLL INVESTMENT

GROTON, MA  September 18, 2002   New England Business Service,
Inc. (NYSE: NEB) has been advised that Advantage Payroll Services, Inc. has entered into a definitive agreement to merge with Paychex, Inc. (NASDAQ: PAYX). The agreement calls for Advantage shareholders to receive $18 per share in cash, subject to certain potential post-closing adjustments. Upon consummation of the transaction and resolution of post-closing contingencies, NEBS expects to receive up to $47.4 million in proceeds and record a pretax gain of up to approximately $11.4 million, or $.52 per share after taxes, in connection with the sale of its equity interests in Advantage. This gain is before any cost associated with early termination of one or more interest rate swaps which will no longer be needed to hedge the reduced level of the Company's floating rate debt. The Company estimates the pretax cost of terminating the swaps to be up to $3 million, or $.14 per share after taxes.

Mr. Robert J. Murray, Chairman and CEO commented, "We are pleased that our investment in Advantage has generated an attractive return for our shareholders, and believe we have added value to that investment over the last two years through our strategic alliance. We are committed to the continuation of our payroll
initiative, now in partnership with Paychex.   This represents an
expanded opportunity for the Company given the breadth of services available through Paychex."

New England Business Service, Inc. is a leading business-to-business direct marketing company with 2.5 million active small business customers in the United States, Canada, the United Kingdom and France. The Company supplies a wide variety of business products and services which are marketed through direct mail, telesales, a direct sales force, dealers and the Internet. The Company also designs, embroiders and sells specialty apparel products through distributors and independent sales representatives to the promotional products/advertising specialty
industry, primarily in the United States.   More information
about New England Business Service, Inc. is available at the Company's web site, nebs.com.

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex(sm). Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers' compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves more than 390,000 payroll clients nationwide. For more information, visit Paychex's web site at www.paychex.com.


This press release contains forward-looking statements, including expectations for future revenue resulting from the sale of payroll services. These forward-looking statements reflect the Company's current expectations only, and the Company expressly disclaims any current intention to update such statements. There can be no assurance that the Company's actual results will not differ materially from those expressed or implied by these statements due to various risks and uncertainties affecting demand for the Company's products, and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002, on file with the Securities and Exchange Commission.


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